Exhibit 99.1

NUTRISYSTEM, INC. ANNOUNCES FOURTH QUARTER

AND YEAR END 2006 RESULTS

Reports 2006 Revenues of $568 Million; EPS of $2.29

Expects EPS of $3.00 to $3.10 for 2007

Announces $200 Million Share Repurchase Program

Horsham, PA - February 14, 2007-NutriSystem, Inc. (NASDAQ: NTRI), a leading provider of weight management and fitness products and services, today reported financial results for the fourth quarter and full year 2006. The Company also announced that its Board of Directors has authorized the repurchase of up to $200 million of its outstanding shares of common stock. Highlights for the full year and quarter ended December 31, 2006 include:

Full Year 2006
  Revenue for the full year 2006 increased 167% to $568,209,000 compared to $212,506,000 for full year 2005;
  Operating income for full year 2006 grew 297% to $132,118,000 compared to $33,290,000 in the same period 2005; and
  Net income increased 305% to $85,130,000, or $2.29 per diluted share, for full year 2006 compared to net income of $21,015,000, or $0.59 per diluted share, for full year 2005.

Fourth Quarter 2006
  Revenue increased 92% to $133,569,000 in the fourth quarter 2006 compared to $69,617,000 for the fourth quarter of 2005;
  Operating income grew to $29,231,000 (21.9% of revenues) in the fourth quarter of 2006 compared to operating income of $9,655,000 (13.9% of revenues) in the fourth quarter of 2005. Results in the fourth quarter 2006 reflect $723,000 of share-based expense which was not included in expense prior to 2006; and
  Net income increased 213% to $19,607,000, or $0.53 per diluted share, in the fourth quarter 2006 compared to net income of $6,271,000, or $0.17 per diluted share, in the fourth quarter of 2005.

"2006 was an exceptional year for us," said Michael J. Hagan, Chairman, President and Chief Executive Officer. "For the past several years the NutriSystem team has had a singular focus on our customer, and that obsession has paid off with extraordinary financial results."

"We also proved that the men's weight loss market, long neglected by commercial weight loss companies, can become a large opportunity for NutriSystem because of our successful product, anonymous delivery platform and convenient approach to weight loss. We feel the men's weight loss market will be an important driver of our business in the years to come," continued Mr. Hagan. "Additionally, the first quarter of 2007 has started off strong with growth across all of our market segments, with particular momentum in the men's segment and reactivations of ex-customers. Other key financial metrics such as customer acquisition costs have improved over the course of the quarter, especially considering the 'infancy stage' of the men's and senior's market segments. The women's market, our core customer segment, continued to perform well in 2006 and is growing in 2007 due to enhanced media marketing efforts and a strong referral business."

Direct channel revenue reached $128,138,000 in the fourth quarter of 2006, a 96% increase over the same period in 2005. The Company added approximately 160,000 Direct channel new customers, a 45% increase from approximately 110,000 new customers in the fourth quarter 2005.

"We continue to increase the profitability and scalability of our business model. Year over year, fourth quarter gross margin increased by 5.6 percentage points and operating margin jumped by 8.0 percentage points," said James D. Brown, Executive Vice President and Chief Financial Officer. "We expect operating margin to continue to expand in the first quarter of 2007. Using the high end of our guidance, we anticipate operating margin to reach 25% in the first quarter of 2007."

Stock Repurchase Program

Under the terms of the stock repurchase program announced today, the Company may repurchase up to $200 million of its issued and outstanding shares in open-market transactions on the Nasdaq National Market. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements, alternative investment opportunities and other market conditions. The stock repurchase program has an expiration date of August 9, 2008 and may be limited or terminated at any time without prior notice. Repurchased shares would be returned to the status of authorized but un-issued shares of common stock. As of December 31, 2006, NutriSystem had 35.9 million shares outstanding.

Mr. Brown commented, "With no debt and expected operating income of more than $180 million in 2007, we believe a stock repurchase program is the most prudent use of our cash at this time."

First Quarter and Full Year 2007 Outlook

For the first quarter of 2007, the Company estimates that revenues will be between $205 million and $215 million, an increase of at least 40% year-over-year. Diluted earnings per share is expected to be between $0.88 and $0.92, an increase of at least 47% year-over-year. Further, the Company expects to add at least 300,000 new Direct channel customers in the first quarter of 2007. For the full year 2007, the Company estimates that revenues will be between $720 million and $740 million, and diluted earnings per share will be between $3.00 and $3.10 per share. This guidance does not reflect the effect of any stock repurchases.

"We are very pleased with our start in 2007. Our advertising continues to perform, our new market segments provide us additional visibility for growth, and our revenue stream from ex-customers is starting strong," commented Michael Hagan, Chairman, President and Chief Executive Officer.

Conference Call and Webcast

Management will host a conference call and simultaneous webcast to discuss fourth quarter 2006 financial results today at 5:00 PM Eastern time. The conference call will include remarks about the quarter and the Company's outlook from members of the NutriSystem senior management team including Chairman, President and Chief Executive Officer Michael Hagan, Executive Vice President and Chief Marketing Officer Tom Connerty, and Executive Vice President and Chief Financial Officer James D. Brown. Interested parties may participate in the conference call by dialing 800-510 0178 (international: 617-614 3450) and entering access code 43911983, 5-10 minutes prior to the initiation of the call. A replay of the conference call will be available through March 14, 2007, by dialing 888-286-8010 (international: 617-801-6888) and entering access code 58687420. A webcast of the conference call will also be available for one year under the investor information section of NutriSystem's website, www.nutrisystem.com.

About NutriSystem, Inc.

Founded in 1972, NutriSystem (NASDAQ: NTRI) is a leading provider of weight management and fitness products and services. The Company offers a weight loss program based on portion-controlled, lower Glycemic Index prepared meals. The program has no membership fees and provides free online and telephone counseling.

Forward-Looking Statement Disclaimer

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements regarding NutriSystem's outlook and guidance for the first quarter of 2007 and the full year 2007, its expectations regarding its ability to continue its growth while maintaining costs, statements about momentum in its business and other statements that are not statements of historical fact constitute forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, which are described in NutriSystem, Inc.'s Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. NutriSystem, Inc. undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contacts:
James D. Brown EVP and Chief Financial Officer NutriSystem, Inc. Tel: 215-706-5302 Email: jbrown@nutrisystem.com	Brandi Piacente Investor Relations The Piacente Group, Inc. Tel: 212-481-2050 Email: brandi@thepiacentegroup.com

NUTRISYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share amounts)

	Three Months Ended December 31, __________________________		Year Ended December 31, _______________________
	2006	2005	2006	2005

REVENUE	$ 133,569	$ 69,617	$ 568,209	$ 212,506

COSTS AND EXPENSES:
Cost of revenues	60,520	35,410	271,396	109,431
Marketing	30,650	15,923	118,479	47,793
General and administrative	11,954	8,225	43,169	21,009
Depreciation and amortization	1,214	404	3,047	983
Total costs and expenses	104,338	59,962	436,091	179,216
Operating income	29,231	9,655	132,118	33,290
INTEREST INCOME, net	1,126	470	3,655	860
Income before income taxes	30,357	10,125	135,773	34,150
INCOME TAXES	10,750	3,854	50,643	13,135
Net income	$ 19,607	$ 6,271	$ 85,130	$ 21,015

BASIC INCOME PER SHARE	$ 0.55	$ 0.18	$ 2.38	$ 0.64
DILUTED INCOME PER SHARE	$ 0.53	$ 0.17	$ 2.29	$ 0.59

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	35,637	34,981	35,800	32,898
Diluted	36,773	37,316	37,122	35,618

NUTRISYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands, except share and per share amounts)
	December 31, ------------------------------------
	2006	2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$ 13,785	$ 3,902
Marketable securities	68,469	42,066
Trade receivables	17,218	7,517
Inventories	72,366	34,153
Deferred income taxes	2,743	1,577
Other current assets	11,202	4,281
Total current assets	185,783	93,496
FIXED ASSETS, net	9,374	6,002
IDENTIFIABLE INTANGIBLE ASSETS	787	1,351
GOODWILL	465	465
DEFERRED INCOME TAXES	1,133	5,787
OTHER ASSETS	325	145
	$ 197,867	$ 107,246
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of note payable and capital lease obligation	$ 180	$ 171
Accounts payable	49,361	25,886
Accrued payroll and related benefits	1,371	963
Other current liabilities	822	1,006
Total current liabilities	51,734	28,026
NON-CURRENT LIABILITIES	831	254
Total liabilities	52,565	28,280
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Preferred stock, $.001 par value (5,000,000 shares authorized, no shares issued and outstanding)	-	-
Common stock, $.001 par value (100,000,000 shares authorized; shares issued and outstanding- 35,878,856 at December 31, 2006 and 35,432,055 at December 31, 2005)	35	35
Additional paid-in capital	60,355	79,149
Retained earnings (deficit)	84,912	(218)
Total stockholders' equity	145,302	78,966
	$ 197,867	$ 107,246

NUTRISYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	December 31, -----------------------------------
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 85,130	$ 21,015
Adjustments to reconcile net income to net cash provided by operating activities-
Depreciation and amortization	3,047	983
Accrued interest income	(353)	(266)
Imputed interest expense	14	23
Loss on disposal of fixed assets	19	59
Share-based expense	5,507	137
Deferred tax (benefit) expense	3,488	(3,005)
Tax benefit from stock option exercises	-	16,105
Changes in operating assets and liabilities excluding the effects of acquisition-
Restricted cash	-	-
Trade receivables	(9,701)	(6,489)
Inventories	(38,213)	(30,474)
Other assets	(7,101)	(3,148)
Accounts payable	23,475	21,527
Accrued payroll and related benefits	408	595
Other liabilities	(80)	491
Net cash provided by operating activities	65,640	17,553
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of marketable securities	(121,000)	(41,800)
Sales of marketable securities	94,950	-
Capital additions	(5,910)	(5,436)
Cash paid for acquisition of a business	-	-
Net cash used in investing activities	(31,960)	(47,236)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common shares, net of offering costs	-	25,399
Exercise of stock options and warrants	3,632	4,135
Payment on note payable	-	(150)
Tax benefit from stock option exercises	17,939	-
Stock purchases, at cost	(45,368)	-
Net cash provided by financing activities	(23,797)	29,384
NET CHANGE IN CASH AND CASH EQUIVALENTS	9,883	(299)
CASH AND CASH EQUIVALENTS, beginning of year	3,902	4,201
CASH AND CASH EQUIVALENTS, end of year	$ 13,785	$ 3,902